EXHIBIT 99.1

Matritech Reports First Quarter 2006 Financial Results

NMP22® BladderChek® Test Drives Record Revenues

NMP22® BladderChek® Test Sales to Gynecologists in Germany Exceed $1 Million
Annualized Rate

Company Reaffirms 2006 Financial Guidance of $14-15 Million in Product Revenues

NEWTON, Mass.--(May 2, 2006) - Matritech (Amex: MZT), a leading developer and marketer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the first quarter ended March 31, 2006. The company also reaffirmed its full year guidance of $14-15 million in product revenues.

David L. Corbet, Matritech’s President and COO remarked, “We are seeing continued growth in NMP22® BladderChek® Test sales. We are particularly pleased by the progress in Germany this past quarter where we have been selling the NMP22 BladderChek Test to gynecologists for over a year. Hundreds of gynecologists in Germany have purchased BladderChek tests and as a result, sales now exceed a $1 million dollar annual run-rate to these physicians. Also encouraging was our sales growth in the German urology segment, which is still growing in our fifth year of selling.”

Mr. Corbet added, “In the U.S. the first quarter of 2006 was a strong quarter of adding new customers to our urologist base. Our challenge in the U.S. remains to convert occasional users of the NMP22 BladderChek Test into high volume users. To achieve this goal, we have expanded our sales force and strengthened our sales management team. David Kolasinski, a 30 year veteran with both diagnostic and point-of-care product sales experience, joined the company at the end of March and is directing our U.S. sales objectives as Vice President of Sales. Additionally, in the U.S. we are on track to enter the gynecology market this year. The NMP22 BladderChek Test will be exhibited at a U.S. gynecology conference for the first time at the American College of Obstetricians and Gynecologists Gynecology (ACOG) annual meeting in Washington, D.C. next week -May 8 -10.”

Revenues for the first quarter of 2006 were $2,909,000, compared with $2,174,000 for the first quarter of 2005, an increase of 34%. Revenue recognized from sales of the NMP22 BladderChek Test increased 62% during the quarter to $2,387,000 compared to $1,477,000 in the first quarter of 2005. This increase included the recognition of $150,000 of shipments to two distributors, which previously had been recorded as deferred revenue. NMP22 BladderChek Test sales accounted for approximately 90% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,197,000 for the quarter ended March 31, 2006, compared with a loss from operations of $2,165,000 for the same period in 2005. This 1% increase was due primarily to Matritech’s direct-to-the-doctor sales force and sales related marketing expenses. The Company reported a net loss attributable to common shareholders of $3,093,000 or $0.06 per share for the quarter ended March 31, 2006, compared with a net loss attributable to common shareholders of $3,723,000 or $0.09 per share for the same period in 2005. The reported net loss attributable to common shareholders for 2005 included a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing offset by a non-cash gain of $714,000 related to changes in the market value of the warrants issued in the financing.

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “During the first quarter of 2006, our business achieved record revenues and we are reaffirming 2006 revenue guidance. Our customer base of urologists ordering the BladderChek test is growing, both in the U.S. and Germany. In Germany, we are ahead of plan in selling the Test to gynecologists. Since January we have had a series of reports from clinical investigators supporting the clinical utility of the NMP22® BladderChek® Test as part of the standard of care in diagnosing and monitoring bladder cancer.”

Review of First Quarter 2006 and Recent Business Highlights

•	Since January 2006 new data have been presented in peer reviewed publications and medical sessions showing the NMP22® BladderChek® Test:

o
Significantly increased the detection of recurrent bladder cancer, finding 99% of the malignancies when used with cystoscopy. These results were published in the January 18, 2006 issue of the Journal of the American Medical Association (JAMA). The published study also indicated the NMP22 BladderChek Test detected four times as many malignancies as cytology, a traditional laboratory based urine test; and was positive for 8 of 9 cancers not seen by cystoscopy, including seven tumors that were aggressive or advanced. The results of this study are consistent with a bladder cancer diagnostic study published in JAMA in February, 2005.

o
Detected occult bladder cancers - presented at the 21st Annual Congress of the European Association of Urology (EAU) in Paris. The NMP22 BladderChek Test detected all of the cancers that occurred in the upper urinary tract of patients with risk factors or symptoms of bladder cancer. Cystoscopy did not identify these tumors because they were outside the viewing area of the instrument. The tumors were also not detected by cytology, a commonly used laboratory test.

o
Detected 100% of dangerous tumors in women at risk for bladder cancer - presented at Society of Gynecologic Investigation (SGI) 53rd annual meeting in Toronto, Canada. The NMP22® BladderChek® Test detected 100% of the aggressive tumors, one of which was muscle invasive, in women with symptoms or risk factors for bladder cancer. The test was also positive for seven conditions that required biopsy for diagnosis.

o
Detected three times more cases of bladder cancer in symptomatic patients, with hematuria (blood in the urine), than the traditional laboratory test, cytology - presented at the 53rd Annual James C. Kimbrough Urological Seminar in Savannah, Georgia, sponsored by the Uniformed Services University of the Health Sciences and the Society for Government Service Urologists. The NMP22® BladderChek® Test detected four life threatening cancers missed by cystoscopy, three invasive tumors and one non-invasive, but aggressive malignancy. When combined with the diagnostic standard, cystoscopy, it significantly increased overall bladder cancer detection. Additional data showed military veterans with blood in their urine had twice the incidence of bladder cancer as patients at other non-veteran hospital sites in the study.

•	Other business highlights include:

o
The company added a Vice President of Sales, naming David G. Kolasinski, a veteran diagnostic and point-of-care product sales executive with more than 30 years of experience to the position. Mr. Kolasinski is responsible for all non-European sales activities for NMP22 BladderChek Test and will initially focus on accelerating U.S. product sales.

o	The company achieved a sales milestone, selling more than one million of the NMP22 BladderChek Tests worldwide.

o	In January 2006, the company closed a $7.0 million private placement of 15% Secured Convertible Promissory Notes maturing January 13, 2009.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, May 2, 2006 to discuss the results of operations for the first quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site. The conference call may be accessed in the United States by dialing 800-295-4740. The International number is 617-614-3925. The pass code is 98191399.

About the NMP22® BladderChek® Test

The NMP22® BladderChek® Test was developed and commercialized by Matritech, a leading developer of protein-based diagnostic products for the early detection of cancer. The NMP22® BladderChek® Test detects elevated levels of the NMP22 protein marker in a single urine sample. Most healthy individuals have very small amounts of the NMP22 protein marker in their urine, but bladder cancer patients commonly have elevated NMP22 protein marker levels, even at early stages of the disease. A study published in the Journal of the American Medical Association (JAMA) in January, 2006 demonstrated that the NMP22 BladderChek Test used in combination with cystoscopy (a visual examination of the bladder), detected 99% of bladder malignancies. The NMP22 BladderChek Test also detected cancers that were missed during an initial cystoscopic examination, most of which were high grade. In an evaluation of clinical results of women with symptoms or risk factors for bladder cancer, the test was shown to detect 100% of the aggressive tumors, one of which was muscle invasive.

The NMP22® BladderChek® Test, a painless and noninvasive assay, is the only in-office test approved by the FDA for the diagnosis of bladder cancer. The BladderChek® Test, which is reimbursed by Medicare and other medical insurers, is more cost effective than cell-based laboratory cytology tests. It is approved for use in a physician’s office with results available in 30 minutes - during the patient visit, allowing a rapid, accurate and cost-effective way to aid in the detection of bladder cancer.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company's expectations regarding future sales of the Company’s products, current and future products and business prospects are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
###

Contact for Matritech:
Kathleen O'Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended
	March 31,

	2006	2005

Revenues	$2,908,611	$2,173,869

Cost of sales	790,075	718,025
Research & development and
clinical & regulatory expense	831,461	729,750
Selling, general and
administrative expense	3,484,353	2,891,520

Loss from operations	(2,197,278)	(2,165,426)

Interest income	41,553	27,375
Interest expense	(913,275)	(671,650)
Mark to market income from warrants	—	714,304
Other expense	(23,659)	—

Net loss	$(3,092,659)	$(2,095,397)

Beneficial conversion feature	$—	$(1,627,232)

Net loss attributable to common shareholders	$(3,092,659)	$(3,722,629)

Basic/diluted
net loss per share	$(0.06)	$(0.09)

Basic/diluted
weighted average
number of common
shares outstanding	50,811,207	43,467,499

	March 31,	December 31,
	2006	2005

Cash & cash equivalents	$6,147,357	$1,789,792
Working capital	4,926,772	1,643,438
Total assets	10,870,805	5,627,984
Long-term debt (a)	1,351,092	9,979
Series A convertible preferred stock	286,632	729,495
Stockholders' equity	4,654,684	1,353,744

(a) At March 31, 2006 and December 31, 2005 the face value of our current and long-term debt was $6,987,948 and $792,781and the carrying value was $2,245,328 and $658,521, respectively.